SECOND AMENDED AND RESTATED

ADMINISTRATIVE AND CORPORATE SERVICES AGREEMENT

AGREEMENT, made and entered into as of January 1, 2016, by and between PENN SERIES FUNDS, INC., a Maryland corporation (“Penn Series”), and THE PENN MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual life insurance company (“Penn Mutual”).

WITNESSETH:

WHEREAS, Penn Series is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), offering multiple series (or classes) of capital stock and each series (or class) representing interests in a separate fund or portfolios of investments (each a “Fund” and, collectively, the “Funds”) (each such Fund being identified on Schedule A to this Agreement) for the purpose of funding variable contracts and qualified pension plans;

WHEREAS, Penn Series has entered into an agreement with a third-party service provider dated as of January 1, 2016 pursuant to which the service provider provides, among other things, certain administrative and accounting services to Penn Series;

WHEREAS, Penn Series has entered into the Co-Administration Agreement dated as of January 1, 2016 pursuant to which Penn Mutual Asset Management, Inc. provides certain administrative services to Penn Series;

WHEREAS, Penn Series has entered into the Service Agreement dated as of January 1, 2016 pursuant to which Penn Mutual provides certain services to Penn Series and with respect to the relevant contract holders of Penn Mutual;

WHEREAS, Penn Mutual currently serves as Administrative and Corporate Services Agent for Penn Series pursuant to an Amended and Restated Administrative and Corporate Services Agreement between Penn Mutual and Penn Series dated as of December 15, 2010, and previously pursuant to an Administrative and Corporate Services Agreement between Penn Mutual and Penn Series dated as of November 19, 2009; and

WHEREAS, Penn Series and Penn Mutual desire to amend and restate their existing Amended and Restated Administrative and Corporate Services Agreement, dated as of December 15, 2010.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Penn Series hereby appoints Penn Mutual its Administrative and Corporate Services Agent to administer certain of its corporate affairs, subject to the overall supervision of the Board of Directors of Penn Series, for the period and on the terms set forth in this Agreement. Penn Mutual accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 7 of this Agreement.

2. Penn Mutual will administer certain aspects of Penn Series’ operations as set forth herein. In performing its duties as Administrative and Corporate Services Agent, Penn Mutual will act in conformity with the Articles of Incorporation, By-Laws, and 1940 Act registration statement of Penn Series and with the instructions and directions of the Board of Directors of Penn Series and will conform to and comply with the requirements of the 1940 Act and all other applicable Federal or state laws and regulations.

3. The services which Penn Mutual shall provide under the Agreement include but are not limited to:

(a) the maintenance of books and records pertaining to Penn Mutual’s services to Penn Series under this Agreement, as required under the federal securities laws;

(b) the establishment of the appropriate policies and procedures for compliance with federal and state laws and regulatory requirements relating to, as applicable, anti-money laundering, including customer identification programs, and confidentiality and privacy of information;

(c) organization of meetings of Penn Series’ shareholders and preparation of all materials related to such meetings;

(d) making its officers and employees available to the officers and Board of Directors of Penn Series for assistance, consultation and discussion regarding the administration of Penn Series and the services provided to Penn Series under this Agreement; and

(e) such other services as the Penn Series’ Board of Directors may reasonably request.

4. Penn Mutual shall permit any of its interested trustees, officers, or employees who may be elected as interested directors or officers of Penn Series to serve in the capacities in which they are elected. Any of the services to be furnished by Penn Series under this Agreement may be furnished through the medium of such directors, officers, or employees of Penn Mutual.

5. Penn Mutual shall bear all of the expenses in connection with the services to be rendered under this Agreement:

(a) the salaries and expenses of all personnel of Penn Mutual incurred in connection with the provision of services to Penn Series under this Agreement, except as otherwise established by the Board of Directors of Penn Series, including pursuant to Paragraph 4; and

(b) all expenses incurred by Penn Mutual and Penn Series in connection with the services provided under this Agreement.

6. Nothing in this Agreement shall require Penn Mutual to bear, or to reimburse Penn Series for, any costs or expenses other than those listed in Paragraph 5, including, but not limited to:

(a) compensation of officers or members of Penn Series’ Board of Directors as authorized by Penn Series’ Board of Directors; and

(b) taxes and corporate fees payable by Penn Series to Federal, state or other governmental entities.

7. Penn Series shall pay Penn Mutual as full compensation for services rendered hereunder a fee based on the average daily net assets of each Fund at the annual rate set forth in Schedule B to this Agreement. Such fee shall be accrued daily and payable at such intervals not more frequently than monthly and not less frequently than quarterly as the officers of Penn Series may from time to time determine and specify in writing to Penn Mutual.

8. Penn Mutual assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of Penn Series’ assets.

9. Neither Penn Mutual nor any of its interested trustees, officers or employees, nor any persons performing executive, administrative or other functions shall be liable for any error of judgment or mistake of law or for any loss suffered by Penn Series in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its or his or her duties on behalf of Penn Mutual or from reckless disregard by Penn Mutual or any such person of Penn Mutual’s duties under this Agreement.

10. This Agreement shall continue in effect indefinitely with respect to a given Fund only so long as such continuation is specifically approved at least annually by either the Board of Directors of Penn Series or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) representing interests in that Fund, provided that in either event such continuation shall also be approved by the vote of a majority of the directors who are not interested persons of Penn Series, as defined in the 1940 Act, cast by them at a meeting called for the purpose of voting on such approval; provided, however, that:

(a) this Agreement may at any time be terminated by Penn Series with respect to any Fund, without the payment of any penalty, on 60 days’ notice to Penn Mutual by vote of the Board of Directors of Penn Series; and

(b) this Agreement may be terminated by Penn Mutual at any time, without the payment of any penalty, on 90 days’ written notice to Penn Series.

11. The services of Penn Mutual to Penn Series provided under this Agreement are not to be deemed to be exclusive and Penn Mutual shall be free to provide similar services to others or establish agreements with others to carryout the activities herein. Nothing in this Agreement shall limit or restrict the right of any trustee, officer or employee of Penn Mutual who may also be a director, officer or employee of Penn Series to engage in any other business or to devote his or her other time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature.

12. It is understood that directors, officers, agents and stockholders of Penn Series are or may be interested in Penn Mutual as trustees, officers, or otherwise; that trustees, officers, agents and contract holders of Penn Mutual are or may be interested in Penn Series as directors, officers, stockholders or otherwise; and that Penn Mutual may be interested in Penn Series as a shareholder or otherwise. The existence of any such dual interest shall not affect the validity hereof or of and transactions hereunder.

13. This Agreement may be amended by mutual written consent.

14. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid: (a) to The Penn Mutual Life Insurance Company at 600 Dresher Road, Horsham PA 19044, Attention: Chief Financial Officer; or (b) to Penn Series Funds, Inc. at 600 Dresher Road, Horsham, PA 19044, Attention: President.

15. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

16. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PENN SERIES FUNDS, INC.

By:	/s/ David M. O’Malley
David M. O’Malley
President

THE PENN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Susan Deakins
Susan Deakins
Executive Vice President
& Chief Financial Officer

Schedule A to

Second Amended and Restated Administrative and Corporate Services Agreement

by and between

The Penn Mutual Life Insurance Company

and

Penn Series Funds, Inc.

Dated as of January 1, 2016

FUNDS

Money Market Fund

Limited Maturity Bond Fund

Quality Bond Fund

High Yield Bond Fund

Flexibly Managed Fund

Large Growth Stock Fund

Large Cap Value Fund

Large Cap Growth Fund

Index 500 Fund

Mid Cap Growth Fund

Mid Cap Value Fund

Mid Core Value Fund

Small Cap Growth Fund

Small Cap Value Fund

International Equity Fund

Real Estate Securities Fund

Large Core Growth Fund

Large Core Value Fund

Balanced Fund

SMID Cap Growth Fund

SMID Cap Value Fund

Emerging Markets Equity Fund

Developed International Index Fund

Small Cap Index Fund

Aggressive Allocation Fund

Moderately Aggressive Allocation Fund

Moderate Allocation Fund

Moderately Conservative Allocation Fund

Conservative Allocation Fund

Schedule B to

Second Amended and Restated Administrative and Corporate Services Agreement

by and between

The Penn Mutual Life Insurance Company

and

Penn Series Funds, Inc.

Dated as of January 1, 2016

FEES

Pursuant to Section 7 of the Agreement, each Fund shall pay Penn Mutual a fee computed at the annual rate of the average daily net assets of the Fund as specified below:

Fund	Rate
Money Market Fund	0.01%
Limited Maturity Bond Fund	0.01%
Quality Bond Fund	0.01%
High Yield Bond Fund	0.01%
Flexibly Managed Fund	0.01%
Large Growth Stock Fund	0.01%
Large Cap Value Fund	0.01%
Large Cap Growth Fund	0.01%
Index 500 Fund	0.01%
Mid Cap Growth Fund	0.01%
Mid Cap Value Fund	0.01%
Mid Core Value Fund	0.01%
Small Cap Growth Fund	0.01%
Small Cap Value Fund	0.01%
International Equity Fund	0.01%
Real Estate Securities Fund	0.01%
Large Core Growth Fund	0.01%
Large Core Value Fund	0.01%
Balanced Fund	0.01%
SMID Cap Growth Fund	0.01%
SMID Cap Value Fund	0.01%
Emerging Markets Equity Fund	0.01%
Developed International Index Fund	0.01%
Small Cap Index Fund	0.01%
Aggressive Allocation Fund	0.01%
Moderately Aggressive Allocation Fund	0.01%
Moderate Allocation Fund	0.01%
Moderately Conservative Allocation Fund	0.01%
Conservative Allocation Fund	0.01%